Exhibit 99.1

Insulet Appoints Timothy J. Scannell to Board of Directors

Seasoned Senior Medical Device Executive to Join Insulet Board

BEDFORD, MA, August 15, 2014 – Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced the appointment of Timothy J. Scannell to the Company’s board of directors. A seasoned senior medical device executive, Mr. Scannell currently serves as Group President, MedSurg & Neurotechnology at Stryker Corporation.

Mr. Scannell brings more than twenty years of accelerated success at Stryker to the Insulet board. Mr. Scannell’s general management responsibilities at Stryker date back to 2001, and since 2008 he has served as group president overseeing multiple global businesses including Neurotechnology, Endoscopy, Medical, Sustainability Solutions, Instruments and CMF. These divisions are responsible for U.S. sales, global R&D, global marketing, business development and elements of regulatory affairs/quality assurance, distribution, service and legal.

“Tim is a highly respected and experienced industry leader with an exceptional track record and we are thrilled to have him join our team,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “Tim’s strategic, organizational and operational skills along with his history of consistently driving market leading sales growth and operating income growth for his businesses will be tremendous assets to the company.”

Mr. Scannell served as General Manager and President of Stryker Spine from 2003 to 2008 and led all functions of the business. Mr. Scannell was in charge of Stryker’s Biotech division as Vice President and General Manager from 2001 to 2003.

Mr. Scannell began his career with Stryker in 1990. During eleven years with Stryker's Endoscopy division, he served in various sales and marketing leadership roles and progressed to the position of Executive Vice President, overseeing sales, marketing and operations. Mr. Scannell earned his Bachelor’s and his Master’s degree in Business Administration from the University of Notre Dame.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion.  Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Contact:
Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)